EXHIBIT 15.4

April 12, 2023
Securities and Exchange Commission
Washington, D.C. 20549
United States of America

Ladies and Gentlemen:

We are currently principal accountants for Euronav NV and, under the date of April 12, 2023, we reported on the consolidated financial statements of Euronav NV as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022 and on the effectiveness of internal control over financial reporting as of December 31, 2022.
In October 2022, we were notified that the Supervisory Board of Euronav NV of September 28, 2022, had decided to recommend BDO Bedrijfsrevisoren BV as its principal accountant for the year ending December 31, 2023, subject to shareholders’ approval at the Annual General Meeting on May 17, 2023, and that the auditor-client relationship with KPMG Bedrijfsrevisoren BV/KPMG Réviseurs d’Entreprises SRL will cease on the Annual General Meeting on May 17, 2023.

We have read Euronav NV’s statements included under the Change in Registrant’s Certifying Accountant section of its Form 20-F dated April 12, 2023, and we agree with such statements.

Very truly yours, /s/ Herwig Florent Henri Carmans KPMG Bedrijfsrevisoren BV/KPMG Réviseurs d’Entreprises SRL